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                                 AT THE COMPANY

Edward C. Callahan, Jr.                                      Vincent T. Dolan
President and CEO                                            VP and CFO
610-277-8300                                                 610-227-8300

October 7, 1999

                NEOWARE SYSTEMS, INC. SIGNS DEFINITIVE AGREEMENT
                         TO ACQUIRE ASSETS OF MTX, INC.

         King of Prussia, PA, (October 7, 1999) -- Neoware Systems, Inc. (Nasdaq: NWRE) manufacturer of the award winning NeoStation(TM) line of Windows-based thin clients, today announced that it has signed a Definitive Agreement to acquire certain assets, assume certain liabilities and acquire the business of MTX, Inc. of Raleigh, North Carolina. In exchange, Neoware will issue approximately 25,143,000 shares of its common stock resulting in MTX's shareholders owning 80% of the combined entity upon consummation of the transaction. Subject to Neoware shareholder approval, the companies expect to complete the transaction by year-end or shortly thereafter.
         "Neoware is building on its technical leadership in the market for Windows-based terminals, which is projected to double in each of the next several years and become a billion dollar market," stated Edward C. Callahan, President and CEO of Neoware Systems, Inc. "Combining with MTX should provide the sales and marketing resources and the customer and prospect base for Neoware to gain a leading market position far more quickly than it could on its own."
         In calendar year 1998 MTX, which was formed in 1996 through the purchase of certain assets and the business of Memorex-Telex USA, generated revenues of approximately $60 million dollars. Neoware recently reported revenues of approximately $10.7 million dollars for its fiscal year ended June 30, 1999.
         "In addition to creating a company with a significant revenue stream, combining MTX's installed base of more than 1.5 million Memorex-Telex green screen terminals with Neoware's award-winning thin client technology should create a real force in our market," Callahan continued. "Neoware and MTX's product lines are very synergistic. Combining our strengths should make us a major contender for what is widely acknowledged to be the largest initial market for thin clients - the installed base of more than 39 million deployed green screen terminals."
         MTX, Inc., a subsidiary of The MATCO Group, Inc., a privately held company headquartered in Binghamton, New York, designs, manufactures and sells a broad array of computer related products, including fixed function displays, printers, Communications Servers and Windows-based and Network Computer Terminals. These products offer 3270-mainframe and 5250-midrange compatibility and have been designed to address the needs of MTX's extensive customer base and their migration from legacy based native coaxial, twinaxial, and token ring connectivity. MTX strengths include unique desktop solutions offering support of technologies in the IBM green screen market, including terminal emulation software and a patent on the "Coax-to-Ethernet Bridge". MTX sells its products under the MTX and Memorex-Telex brand names.

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         "MTX has a sales organization of approximately 55 professionals deployed throughout the U.S., which will significantly augment Neoware's inside sales team, its Internet-based eStore and its channel partners," commented James
T. Matthews, President of MTX, Inc. "We believe that MTX's products in the Mainframe and Midrange marketplace, our strong customer relationships, and extensive organization, coupled with Neoware's award-winning technology, should result in a new company that is strongly positioned to migrate companies into the emerging thin client paradigm over the next several years."
         The combined company will operate out of two principal locations, in King of Prussia, PA and Raleigh, N.C. Edward C. Callahan, Jr. will be the Chairman and CEO, based in King of Prussia. James T. Matthews will be the President and Chief Operating Officer, based in Raleigh.

About Neoware Systems Inc.
         Neoware Systems is a leading provider of thin clients, designed to allow corporations to access their existing applications from a new class of computing device. Neoware's NeoStations are thin client Windows-based terminals designed to allow access to Windows-based applications running on multi-user Windows NT servers. They are designed as alternatives to dumb terminals or personal computers, offering lower up-front and administrative costs. Neoware's products are designed primarily to run Windows applications via a server such as Microsoft Windows NT Server Terminal Server Edition or Citrix MetaFrame, plus connect to mainframes, minicomputers and the Internet. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware is based in King of Prussia, PA.

About MTX, Inc.
         MTX, Inc., headquartered near the Research Triangle Park in Raleigh, NC, is a privately held company providing Mainframe and Midrange Products, Network Integration, and Advanced Services. With more than 25 years of SNA/3270 and Midrange/5250 experience and an installed base of over 1.5 million desktop devices, MTX is a leading designer and manufacturer of inter-network solutions and its products are produced under the MTX and Memorex-Telex brand names. For more information about MTX, visit www.mtx.com.

For Neoware Investors
         The statements in this press release relating to matters that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to, market acceptance of the synergies of the combined company, risks of integrating the combined company, customer acceptance of Neoware and MTX's line of thin client computers and other product lines, pricing pressures, the growth of the thin client computer marketplace, rapid technological changes in the industry and increased competition. These risks and uncertainties are described in reports and other documents, such as the company's Form 10-K, for the year ended June 30, 1999, and filed by Neoware with the Securities And Exchange Commission.

                                      # # #

         Neoware and NeoStation are trademarks of Neoware Systems, Inc. Windows is a registered trademark of Microsoft Corporation, MetaFrame is a trademark of Citrix Systems, Inc. All other brand names mentioned are trademarks or registered trademarks of their respective holders.